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                                                                      EXHIBIT 18

August 14, 1996

Mr. Garrett E. Pierce
Chief Financial Officer
Sensormatic Electronics Corporation
951 Yamato Road
Boca Raton, Florida 33431

Dear Mr. Pierce:

Note 1 of the notes to the financial statements of Sensormatic Electronics Corporation for the year ended June 30, 1996 included in its Form 10-K for the year then ended, describes a change in presentation from an unclassified to a classified balance sheet. You have advised us that you believe that the change is to a preferable method in your circumstances because the Company believes that this change provides a better presentation of the Company's financial position and conforms with industry practice.

There are no authoritative criteria for the preparation of financial statements to apply in considering whether to prepare an unclassified or a classified balance sheet. However, we conclude that the change in presentation from an unclassified to a classified balance sheet is to an acceptable alternative method which, based on your business judgment to make this change for the reasons cited above, is preferable in your circumstances.

                                          Very truly yours,

                                          ERNST & YOUNG LLP